As filed with the Securities and Exchange Commission on June 25, 2008
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 10549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GMX Resources Inc.
(Name of Issuer in its charter)

Oklahoma	73-1534474
(State or other jurisdiction of Primary Standard Industrial incorporation or organization)	(I.R.S. Employer Identification No.)
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(405) 600-0711
(Address and telephone number of principal executive offices)
GMX Resources Inc.
2008 Long-Term Incentive Plan
(Full title of the plan)
Crowe & Dunlevy, A Professional Corporation
20 N. Broadway
Oklahoma City, Oklahoma 73102
Attention: Michael M. Stewart
(405) 235-7700
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	maximum
Title of each class of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	registered	price per share (1)	price (1)	registration fee
Common stock, par value, $.001 per share, to be issued pursuant to the GMX Resources Inc. 2008 Long-Term Incentive Plan	750,000 (2)	$68.57 (1)	$51,427,500 (1)	$2,021.10
Total	750,000	N/A	$51,427,500	$2,021.10

(1)	Estimated pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. As to shares under the
GMX Resources Inc. 2008 Long-Term Incentive Plan (the “Plan”), the price is based upon the average of the high and low prices of the common stock of Registrant on June 19, 2008, as reported on the Nasdaq Global Select Market.

(2)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

EXPLANATORY NOTE
     GMX Resources Inc. (“Company,” “we,” “us” or “our”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 750,000 shares pursuant to the Plan. The Plan’s purposes are to retain employees, to attract new employees, to encourage a sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company. The Plan is also intended to provide incentive to consultants to, and certain directors of, the Company and its subsidiaries.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information concerning the plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 by the Company, are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof.
1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008.

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008.

3.	Our Current Report on Form 8-K filed with the SEC on January 8, 2008.

4.	Our Current Report on Form 8-K filed with the SEC on January 23, 2008.

5.	Our Current Report on Form 8-K filed with the SEC on January 25, 2008.

6.	Our Current Report on Form 8-K filed with the SEC on February 1, 2008.

7.	Our Current Report on Form 8-K filed with the SEC on February 4, 2008, as amended on Form 8-K/A filed with the SEC on February 4, 2008.

8.	Our Current Report on Form 8-K filed with the SEC on February 11, 2008.

9.	Our Current Report on Form 8-K filed with the SEC on February 15, 2008.

10.	Our Current Report on Form 8-K filed with the SEC on March 5, 2008.

11.	Our Current Report on Form 8-K filed with the SEC on April 7, 2008.

12.	Our Current Report on Form 8-K filed with the SEC on May 5, 2008.

13.	Our Current Report on Form 8-K filed with the SEC on June 16, 2008.

14.	Our Current Report on Form 8-K filed with the SEC on June 18, 2008.

15.	The description of our common stock and preferred stock purchase rights contained in our Registration Statements on Forms 8-A12G, filed with the SEC on February 8, 2001 (as amended on February 13, 2001) and May 18, 2005 (as amended on February 21, 2008), including any amendments or reports filed for the purpose of updating such description.
     All documents filed by the Company with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at http://www.sec.gov.
Item 4. Description of Securities
            Not Applicable.
Item 5. Interests of Named Experts and Counsel.
            Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Our certificate of incorporation contains a provision that eliminates the personal monetary liability of directors and officers to us and our shareholders for a breach of fiduciary duties to the extent currently allowed under the OGCA. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of our certificate of incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a shareholder’s only remedy is to enjoin the completion of the Board of Director’s action, this remedy would be ineffective if the shareholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that we and our shareholders would have no effective remedy against the directors or officers.
     Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 1053 of the OGCA. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.
     The OGCA permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys’ fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. Our certificate of incorporation provides indemnification to the same extent allowed pursuant to the foregoing provisions of the OGCA.
     We have entered into indemnity agreements with each of our non-employee directors. These agreements provide for indemnification to the extent permitted by the OGCA and require us to use commercially reasonable efforts to maintain director and officer liability insurance.
Item 7. Exemption from Registration Claimed.
            Not Applicable.
Item 8. Exhibits.
            See the Exhibit Index accompanying this Registration Statement.
Item 9. Undertakings.
            (a) We hereby undertake:
            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
            (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) of above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma on June 12, 2008.

GMX RESOURCES INC.
By:	/s/ James A. Merrill
James A. Merrill
Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ken L. Kenworthy, Jr. and James A. Merrill, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of this 12th day of June, 2008 in the capacities set forth below:

Name	Position
/s/ Ken L. Kenworthy, Jr. Ken L. Kenworthy, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ James A. Merrill James A. Merrill	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Ken L. Kenworthy, Sr.	Director

/s/ Steven Craig Steven Craig	Director

/s/ T.J. Boismier	Director

/s/ Jon W. McHugh Jon W. McHugh	Director

INDEX TO EXHIBITS

5.1 *	Opinion of Crowe & Dunlevy, A Professional Corporation

23.1 *	Consent of Smith, Carney & Co., p.c.

23.2 *	Consent of MHA Petroleum Consultants

23.3	Consent of Crowe & Dunlevy, A Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (included in signature page)

*	Filed herewith